Exhibit 4.2

OHA INVESTMENT CORPORATION

DIVIDEND REINVESTMENT PLAN

OHA Investment Corporation

1114 Avenue of the Americas, 27th Floor

New York, New York 10036

1-212 326 1500

Plan Agent:

American Stock Transfer & Trust Company

Plan Administration

6201 15th Avenue

Brooklyn, NY 11219

1-800-937-5449

The Dividend Reinvestment Plan (the “Plan”) of OHA Investment Corporation (the “Company”) provides for reinvestment of Company distributions, which consist of income dividends, capital gain distributions, and returns of capital paid by the Company, on behalf of each Participant (as defined below), by the Company’s transfer agent (as set forth in Section 14 below, the “Plan Agent”), in accordance with the following terms:

1. Purpose. The purpose of the Plan is to provide stockholders of record of the Company’s common stock, par value $.001 per share (the “shares”), with a method of investing cash dividends and distributions in additional shares at the current market price without charges for record-keeping, custodial, and reporting services.

2. Duties and Responsibilities of the Plan Agent. The Plan Agent administers the Plan for Participants, keeps records, sends statements of accounts to Participants, and performs such other duties relating to the Plan as the Company and the Plan Agent, from time to time, agree upon.

3. Participation in the Plan. The Plan is an “opt-out” plan. A stockholder whose shares are registered in his own name will have all cash dividends and distributions reinvested automatically in additional shares by the Plan Agent unless the stockholder elects, in writing, not to participate in the Plan.

a. Shares Held by a Broker, Bank, or Nominee. Any shares held on the books of the Plan Agent in the name of a broker, bank, or other nominee (a “nominee”) may participate in the Plan only to the extent that such nominee participates on behalf of the beneficial owner of such shares.

b. Registered Stockholders. Upon opening a new account, each stockholder of record will be automatically set up to receive cash dividends and distributions. Each stockholder of record is automatically enrolled in the Plan. The Plan Agent will automatically reinvest for each Participant’s Account (as defined in Section 5 below) all distributions that may be declared and paid on such Participant’s shares.

c. Election of Partial Participation. Any stockholder of record may elect to partially participate in the Plan at any time by providing the Plan Agent with notice of such stockholder’s intention for partial participation. With respect to shares held in the plan accounts, those shares will remain reinvested. The notice of partial participation must be specific as to the number of shares with respect to which distributions shall be reinvested pursuant to the Plan. With respect to any dividends and distribution, any election of partial participation in the Plan shall be effective only if notice of such election is received by the Plan Agent before the record date of such dividends and distribution.

d. Reenrollment in the Plan. Any stockholder who has previously elected to receive dividends and distributions in cash on all shares owned by such stockholder, and thus is not participating in the Plan, may begin or resume participation in the Plan at any time with notice to the Plan Agent of such stockholder’s intention to participate. With respect to any distribution, any election to participate in the Plan shall be effective only if notice of such election shall have been received by the Plan Agent before the record date of such dividend or distribution.

e. Termination of Participation.

i. Any Participant may terminate participation in the Plan at any time upon notice to the Plan Agent. Within 20 days following receipt of such notice by the Plan Agent and according to such Participant’s instructions, the Plan Agent shall either: (A) maintain all shares held by such Participant in a Plan Account designated to receive all future dividends and distributions in cash; (B) issue certificates for the whole shares credited to such Participant’s Plan Account and issue a check representing the value of any fractional shares to such Participant; or (C) sell the shares held in the Plan Account and remit the proceeds of the sale, less any brokerage commissions that may be incurred and a $15 transaction fee, to such Participant at his or her address of record at the time of such liquidation. With respect to any dividend or distribution, termination of participation in the Plan will be effective only if notice of such termination is received by the Plan Agent at least ten (10) days prior to the record date of such dividend or distribution.

ii. Participation in the Plan will continue with respect to all shares held in a Participant’s Plan Account, including shares registered in such Participant’s name on the books of the Plan Agent (“Registered Shares”) and shares credited to such Participant’s Plan Account pursuant to the Plan (“Plan Shares”), unless and until termination of participation is specifically requested by a Participant with respect to such shares. For these purposes, the sale or transfer of Registered Shares will not cause termination of participation in the Plan with respect to Plan Shares and vice versa.

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4. Operation of the Plan.

a. Payment of Dividends and Distributions. With respect to each dividend or distribution, each Participant’s Plan Account shall be credited with the number of full and fractional shares (computed to three decimal places) that could be obtained, at the price determined in accordance with paragraphs (b) and (c) below, with the cash equivalent of such distribution, net of any applicable withholding taxes. Each stockholder who has elected not to participate in the Plan in accordance with Section 3(c) above or who has terminated his or her participation in the Plan in accordance with Section 3(f) above shall receive each distribution in cash.

b. Allocations to Plan Accounts. Except under the circumstances outlined in paragraph (c) below, the Plan Agent shall purchase shares on the NASDAQ Stock Market (“NASDAQ”) or elsewhere beginning on or before the payment date of the distribution until the Plan Agent has expended for such purchases all of the cash that would otherwise be payable to Participants.

The allocation of shares to the Participants’ Plan Accounts shall be based on the average cost of the shares so purchased, including brokerage commissions. The Plan Agent shall reinvest all dividends and distributions as soon as practicable, but no later than the next ex-dividend date, except to the extent necessary to comply with applicable provisions of the federal securities laws. Interest will not be paid on any uninvested cash payment.

c. Allocation of Newly Issued Shares to Plan Accounts.

i. If the shares sell in the market at a premium over their net asset value, the Company’s Board of Directors may (but is not required to) declare a dividend or distribution to be paid to Participants in newly issued shares of the Company. In that situation, the price of newly issued shares issued to a Participant’s Plan Account shall be equal to the average of the closing sales prices reported for the shares in the NASDAQ National Market Issues listings in The Wall Street Journal for the five days on which trading of shares takes place immediately prior to the payment date fixed by the Board of Directors for such dividend or distribution (but not less than 95% of the opening sales price on such date).

ii. Even if the Board of Directors has declared the dividend or distribution to be payable to Plan Participants in newly issued shares, the Plan Agent shall be instructed not to credit such newly issued shares, and instead to buy shares in the market, if: (A) the price at which newly issued shares are to be credited does not exceed 110% of the last determined net asset value of the shares; or (B) the Company has advised the Plan Agent that since such net asset value was last determined, the Company has become aware of events that indicate the possibility of a material change in per share net asset value as a result of which the net asset value of the shares on the payment date might be higher than the price at which the Plan Agent would credit newly issued shares to the Participant’s Plan Accounts.

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5. Plan Accounts. The Plan Agent shall maintain a separate Plan Account for each Participant. All shares issued to a Participant under the Plan (i.e., Plan Shares) will be credited to such Participant’s Plan Account. The Plan Agent will mail to each Participant a statement confirming the issuance of Plan Shares within 15 days after the allocation of such shares is made. Such statement will show the amount of the distribution, the price at which such Plan Shares were credited, the number of full and fractional Plan Shares credited, the number of Plan Shares previously credited, and the cumulative total of Plan Shares. The statement will also reflect the number of Registered Shares held in the Plan Account. In addition, each Participant shall receive copies of the Company’s annual report to stockholders, proxy statements, and dividend income information for tax purposes. The proxy card received by each Participant will include all shares held of record, including Plan Shares held in the Participant’s Plan Account.

6. Share Certificates. Certificates for shares issued under the Plan will not be furnished to a Participant unless such Participant requests in writing certificates for a specified number of shares credited to such Participant’s Plan Account. All requests for certificates must be directed to the Plan Agent. No certificates for fractional shares will be issued.

7. Name of Plan Accounts and on Certificates. Plan Accounts are maintained in the name in which share certificates of the Participant were (or would have been, in the case of uncertificated shares) registered at the time the Participant began participation in the Plan. Certificates for shares issued at the request of a Participant pursuant to Section 6 above will be similarly registered.

8. Stock Dividends and Stock Splits. Any stock dividends or split shares distributed by the Company on shares held in a Plan Account will be credited to the Participant’s Plan Account.

9. Tax Status of Reinvested Dividends. The automatic reinvestment of dividends and distributions will not relieve a Participant of any income liability associated with such dividend or distribution. A Participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend or distribution in an equal amount to the cash that the Participant could have received instead of shares. The tax basis of such shares will equal the amount of such cash. A Participant will not realize any taxable income upon receipt of a certificate for whole shares credited to the Participant’s account wither upon the Participant’s request for a specified number of shares or upon termination of enrollment in the Plan. Each Participant will receive each year a Form 1099 with respect to the Federal income tax status of all dividends and distributions during the previous year.

10. Share Safekeeping. Participants who wish to have their shares held in safekeeping may deposit OHA Investment Corporation certificates now or hereafter registered in their names for credit in their Plan Account with the Plan Agent. There is no charge for such deposit and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate. Because the Participant bears the risk of loss in sending stock certificates to the Plan Agent, it is recommended that certificates be sent to the Plan Agent by registered mail, return receipt requested, and properly insured. Certificates should not be endorsed, but must be accompanied by written instructions directing the Plan Agent to hold the certificates for the Participant.

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11. Expenses of Administration. The Plan Agent’s fees for administering this Plan will be included in the fees paid by the Company to the Plan Agent for acting as its transfer agent, and shall not be charged to Participants; provided, however, the Company reserves the right to amend the Plan to include a service charge payable by Participants.

12. Amendment or Termination of the Plan. The Plan may be amended or supplemented by the Company or the Plan Agent at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 60 days’ prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant's account, all dividends and distributions payable on shares of the Company held in the Participant's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant.

13. Notice. Any notice required hereunder must be provided in writing. Notices to the Company should be directed to OHA Investment Corporation, 1114 Avenue of the Americas, 27th Floor, New York, New York 10036. Notices to the Plan Agent should be directed to the Plan Agent’s address as set forth in Section 15 below. Notices to any Participant must be provided to such Participant at his or her address of record at the time of such notice.

14. Effective Date. This Plan shall take effect on August 12, 2004 (the “Effective Date”) and shall remain in effect until its termination hereunder.

15. Plan Agent. As of the Effective Date hereof, the Plan Agent shall be American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, 1-800-937-5449. The Company shall notify Participants of any change in the Plan Agent and/or the address to which notices to the Plan Agent may be sent. A Participant may terminate participation in the Plan by notifying the Plan Agent via its website at www.amstock.com or by filling out the transaction request form located at the bottom of there statement and sending it to the Plan Agent at the foregoing address or by calling he Plan Agent’s Interactive Voice Response System at 1-800-937-5449.

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16. Liability of Plan Agent. The Plan Agent will not be liable under the Plan for any act done by the Plan Agent in good faith or for any good faith omission to act including, without limitation, any claims for liability (a) arising out of failure to terminate a Participant’s participation in the Plan upon the Participant’s death prior to receipt of notice in writing of such death, (b) with respect to the prices at which shares are purchased or sold for the Participant’s account and the time of such purchases or sales are mdse, and (c) relating to the value of the shares acquired for the Participant’s account.

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OHA INVESTMENT CORPORATION

DIVIDEND REINVESTMENT PLAN

Enrollment Status Form

The undersigned stockholder of record of OHA Investment Corporation elects one of the following:

o	Full Participation: Participate in the Dividend Reinvestment Plan and receive dividends and distributions in additional shares with respect to ALL OHA Investment Corporation shares held of record or credited to the undersigned’s Plan Account.

o	Partial Participation: Participate in the Dividend Reinvestment Plan and receive dividends and distributions in additional shares with respect to all OHA Investment Corporation shares held of record, including the shares subsequently credited to the undersigned’s Plan Account, EXCEPT shares on which dividends and distributions are to be paid in cash.

o	Terminate Participation: Terminate enrollment in the Dividend Reinvestment Plan and receive dividends and distributions in cash with respect to all shares of OHA Investment Corporation held of record or credited to the undersigned’s Plan Account.

If you elect to terminate enrollment, you must choose one of the following options:

o	Terminate enrollment in the Dividend Reinvestment Plan and code the account to receive cash dividends.

o	Liquidate all Plan Shares and deliver proceeds of the sale to the address of record.

o	Send certificate for whole Plan Shares and liquidate any fractional Plan Shares and deliver proceeds to the Plan Participant at the address of record.

All instructions will take effect on the record date following receipt of this form by the Plan Agent.

Type or print name(s) exactly as it appears on your stock certificate(s): __________________

___________________________________________________________________________

Tax Identification Number or Social Security Number ______________________________

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Signature	Signature (if a joint account, both signatures are required)

Please return form to the Plan Agent:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219

1-800-937-5449

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